[DELOITTE & TOUCHE LETTERHEAD]

October 13, 2003

Mr. Brian P. Alleman

Chief Financial Officer

Polar Molecular Holding Corporation

4600 S. Ulster Street, Suite 940

Denver, CO 80237

Dear Mr. Alleman:

This is to confirm that the client-auditor relationship between Murdock Communications Corporation (“Murdock”) (Commission File No. 000-21463) and Deloitte & Touche LLP (“Deloitte”) has ceased. Murdock has been doing business as Polar Molecular Holding Corporation (“PMHC”) (Commission File No. 000-50341) since the merger (accounted for as a reverse acquisition) of Murdock’s wholly-owned subsidiary MCC Merger Sub Corporation and Polar Molecular Corporation on July 14, 2003. Deloitte was never appointed as the auditor of PMHC.

Yours truly,

/s/ Deloitte & Touche LLP

cc:	Office of the Chief Accountant
SECPS Letter File
Securities and Exchange Commission
Mail Stop 11-3
450 5th Street, N.W.
Washington, D.C. 20549

Mr. Mark L. Nelson, President, Chief Executive Officer and Chairman of the Board of Directors, Mr. Dave Kirkpatrick, Chairperson of the Audit Committee